EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 18, 2003 accompanying the financial statements and schedules incorporated by reference in the Annual Report of Rocky Mountain Chocolate Factory, Inc. on Form 10-K for the year ended February 29, 2004. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Grant Thornton LLP

/s/ Grant Thornton LLP

Dallas, Texas
September 14, 2004